Exhibit 2.1

second AMENDMENT TO

PURCHASE, SALE AND CONTRIBUTION AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE, SALE AND CONTRIBUTION AGREEMENT (the “Amendment”), dated as of November 30, 2016 (the “Execution Date”), by and between 8point3 Operating Company, LLC, a Delaware limited liability company (the “Purchaser”) and SunPower Corporation, a Delaware corporation (“Parent” and, together with Purchaser, each a “Party” and collectively, the “Parties”).  All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement (as defined below).

RECITALS

WHEREAS, Purchaser and Parent entered into that certain Purchase, Sale and Contribution Agreement, dated as of January 26, 2016 (the “Original Agreement”) and that certain First Amendment to Purchase Sale and Contribution Agreement, dated as of September 28, 2016 (together with the Original Agreement, the “Agreement”); and

WHEREAS, Parent desires to divide the “Phase 2 Contribution” (as defined in the Original Agreement) into two closings and has requested, and Purchaser has agreed, to amend the Agreement to contemplate such multiple closings in accordance with the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.AMENDMENTS.

1.1

Section 1.01 is hereby amended by deleting the definitions of “Bill of Sale,” “Closing,” “Closing Certificate,” “Closing Date,” “Commercial Operation Date,” “Omnibus Amendments,” “Parent Indemnified Taxes,” “Parent Material Adverse Effect,” “Phase 2 Assets,” “Phase 2 Closing,” “Phase 2 Closing Certificate,” “Phase 2 Contribution,” “Phase 2 Contribution Amount,” “Phase 2 Contribution Closing,” “Phase 2 Contribution Closing Date” and “Purchase Price” in their entirety and inserting the following terms in proper alphabetical order:

“Bill of Sale” means that certain Bill of Sale, to be executed and delivered by the Project Development Company pursuant to the Master Purchase Agreement at each of the Phase 1(b) Closing, the Phase 2(a) Closing and the Phase 2(b) Closing.

“Closing” has the meaning set forth in Section 3.01(c)(ii).

“Closing Certificate” means the Phase 1(b) Closing Certificate, the Phase 2(a) Closing Certificate and the Phase 2(b) Closing Certificate.

“Closing Date” has the meaning set forth in Section 3.01(c)(ii).

“Commercial Operation Date” means the first date all of the solar generation systems (i) held by the Project Company at the Phase 1(a) Closing, (ii) within the Phase 1(b) Assets, (iii) within the Phase 2(a) Assets or (iv) within the Phase 2(b) Assets, as applicable, have achieved substantial completion or similar milestone (including, for example, block or phase completion for each block or phase of the Project) under each construction contract for the construction of the Project and has achieved commercial operation or similar milestone under each interconnection agreement and each power purchase agreement, lease or hedging agreement pursuant to which the Project, or any part thereof, delivers or transmits Electricity from the Project.

“Omnibus Amendment #4” has the meaning set forth in Section 3.02(d)(i)(2).

“Omnibus Amendments” means Omnibus Amendment #1, Omnibus Amendment #2, Omnibus Amendment #3 and Omnibus Amendment #4.

“Parent Indemnified Taxes” means (i) all Tax liabilities attributable to the ownership, management and operation of the Acquired Companies or the ownership and operation of the Phase 1(a) Assets or the Business and incurred on or prior to the Execution Date or the ownership and operation of the Phase 1(b) Assets, the Phase 2(a) Assets or the Phase 2(b) Assets and incurred on or prior to Phase 1(b) Closing Date, the Phase 2(a) Closing Date or the Phase 2(b) Closing Date, as applicable, including (a) any such Tax liabilities of Parent and its Affiliates (including the Acquired Companies and the Purchaser) that may result from the consummation of the transactions contemplated by this Agreement, (b) any such Tax liabilities arising under Treasury Regulations Section 1.1502-6 and any similar provisions of state, local or foreign Law, by contract, as successor, transferee or otherwise, or which are attributable to having been a member of a consolidated, combined or unitary group, and (c) any Tax imposed on the Acquired Companies or the Purchaser that results from the business or operation of any other Affiliate of Parent, (ii) any payment required to be made following the applicable Closing as the result of the reduction, disallowance, preclusion of the availability, or recapture of any Cash Grant claimed or received with respect to a Project prior to the applicable Closing, and (iii) all Tax liabilities resulting from any reduction, disallowance, preclusion of the availability, or recapture under Section 50 of the Code of tax credits claimed, allowed, or allowable with respect to a Project or allocated by the Acquired Companies prior to the applicable Closing; provided, however, that the Parties hereby agree that in no event shall any payment, liability or other Damages whatsoever arising as the result of, or that otherwise would not have been incurred except through, any action of an 8point3 Entity following the applicable Closing be deemed to constitute Parent Indemnified Taxes.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to the Acquired Companies, the Phase 1(a) Assets, the Phase 1(b) Assets, the Phase

2(a) Assets and the Phase 2(b) Assets, taken as a whole, or a material adverse effect on the ability of Parent or its Affiliates to consummate the transactions contemplated by the Transaction Documents or to perform its material obligations under the Transaction Documents to which such Person is a party.

“Phase 2(a) Assets” means all equipment, facilities and other tangible and intangible assets and rights substantially used by or held for use by the Project Development Company in connection with the Development Project Sites, other than those included in the Phase 1(a) Assets or the Phase 1(b) Assets, that Parent determines will be sold, transferred and assigned to the Project Company as part of the Phase 2(a) Closing, including all of the assets listed under the name of such Development Project Sites on Schedule B of the Parent Disclosure Schedule.

“Phase 2(a) Closing” means the closing of the acquisition of the Phase 2(a) Assets pursuant to the Master Purchase Agreement.

“Phase 2(a) Closing Certificate” has the meaning set forth in Section 3.02(c)(i)(3).

“Phase 2(a) Contribution” has the meaning set forth in Section 2.02(b).

“Phase 2(a) Contribution Amount” means the amount calculated by multiplying (i) the aggregate numerical amount of the MWac of the Development Project Sites included in the Phase 2(a) Assets by (ii) $1,729,805.71.

“Phase 2(a) Contribution Closing” has the meaning set forth in Section 3.01(c)(i).

“Phase 2(a) Contribution Closing Date” has the meaning set forth in Section 3.01(c)(i).

“Phase 2(b) Assets” means (i) all equipment, facilities and other tangible and intangible assets and rights substantially used by or held for use by the Project Development Company in connection with the Development Project Sites, other than those included in the Phase 1(a) Assets, the Phase 1(b) Assets or the Phase 2(a) Assets, that Parent determines will be sold, transferred and assigned to the Project Company as part of the Phase 2(b) Closing, including all of the assets listed under the name of such Development Project Sites on Schedule B of the Parent Disclosure Schedule, and (ii) all other equipment, facilities and other tangible and intangible assets and rights solely used by or held for use by the Project Development Company in connection with the Project and not otherwise previously assigned to the Project Company.

“Phase 2(b) Closing” means the closing of the acquisition of the Phase 2(b) Assets pursuant to the Master Purchase Agreement.

“Phase 2(b) Closing Certificate” has the meaning set forth in Section 3.02(d)(i)(3).

“Phase 2(b) Contribution” has the meaning set forth in Section 2.02(c).

“Phase 2(b) Contribution Amount” means the amount calculated by subtracting (i) the Phase 1(a) Purchase Price, (ii) the Phase 1(b) Contribution Amount and (iii) the Phase 2(a) Contribution Amount from the Purchase Price.

“Phase 2(b) Contribution Closing” has the meaning set forth in Section 3.01(c)(ii).

“Phase 2(b) Contribution Closing Date” has the meaning set forth in Section 3.01(c)(ii).

“Purchase Price” means an amount in cash equal to $35,000,000 (Thirty-Five Million Dollars) plus the amount calculated by multiplying (a) the aggregate numerical amount by which the MWdc of the Development Project Sites included in the Phase 2(a) Assets and the Phase 2(b) Assets, collectively, exceeds 13.18065 MWdc by (b) $1,586,977.71; provided that in no event shall the Purchase Price exceed $36,586,977.71.

1.2	Section 2.02(b) is hereby deleted in its entirety and replaced with the following:

(b) Phase 2(a) Contribution.  On the terms and conditions set forth herein, on the Phase 2(a) Contribution Closing Date, Purchaser hereby agrees to cause 8point3 OpCo Holdings to contribute the Phase 2(a) Contribution Amount as a contribution of capital to the Company, and the Company shall accept such contribution of capital (the “Phase 2(a) Contribution”).

1.3	Section 2.02 is hereby amended by inserting the following as a new clause (c):

(c) Phase 2(b) Contribution.  On the terms and conditions set forth herein, on the Phase 2(b) Contribution Closing Date, Purchaser hereby agrees to cause 8point3 OpCo Holdings to contribute the Phase 2(b) Contribution Amount as a contribution of capital to the Company, and the Company shall accept such contribution of capital (the “Phase 2(b) Contribution”).

1.4	Section 3.01(c) is hereby deleted in its entirety and replaced with the following:

(c) Phase 2(a) and Phase 2(b) Contribution Closing Dates.

(i) Subject to the terms and conditions set forth herein, the closing of the Phase 2(a) Contribution (the “Phase 2(a) Contribution Closing”) shall be held on the “Initial Funding Date” set forth in the Payment Request for the Phase 2(a) Assets; provided that the Tranche Presentation Certificate for the Phase 2(a) Assets represented that the Development Project Sites which achieved mechanical completion and which are to be included in the closing under the Master Purchase Agreement with respect to the Phase 2(a) Assets equaled at least an aggregate of 1 MWac (the “Phase 2(a) Contribution Closing Date”).  On the Phase 2(a) Contribution Closing Date and simultaneous with the Phase 2(a) Contribution Closing, the closing under the Master Purchase Agreement shall occur with respect to the Phase 2(a) Assets.

(ii) Subject to the terms and conditions set forth herein, the closing of the Phase 2(b) Contribution (the “Phase 2(b) Contribution Closing” and, together with the Phase 1(a) Closing, the Phase 1(b) Closing and the Phase 2(a) Closing, each a “Closing”) shall be held on the “Initial Funding Date” set forth in the Payment Request for the Phase 2(b) Assets; provided that the Tranche Presentation Certificate for the Phase 2(b) Assets represented that all remaining Development Project Sites achieved mechanical completion (the “Phase 2(b) Contribution Closing Date” and, together with the Execution Date, the Phase 1(b) Contribution Closing Date and the Phase 2(a) Contribution Closing Date, each a “Closing Date”).  On the Phase 2(b) Contribution Closing Date and simultaneous with the Phase 2(b) Contribution Closing, the closing under the Master Purchase Agreement shall occur with respect to the Phase 2(b) Assets.

1.5	Section 3.02(c) is hereby deleted in its entirety and replaced with the following:

(c)Phase 2(a) Contribution Closing.

(i)At the Phase 2(a) Contribution Closing, Parent will deliver, or cause to be delivered, the following to Purchaser:

(1)the Bill of Sale for the Phase 2(a) Assets, duly executed and delivered pursuant to the Master Purchase Agreement;

(2)a counterpart to the Omnibus Agreement Amendment with respect to the Phase 2(a) Assets, duly executed by Holdings, the General Partner, First Solar and Parent (“Omnibus Amendment #3”);

(3)a certificate, dated as of the Phase 2(a) Contribution Closing Date (the “Phase 2(a) Closing Certificate”), which certificate shall be validly executed on behalf of Parent, which: (A) remakes the Parent Bringdown Representations solely with respect to the Phase 2(a) Assets as of the Phase 2(a) Contribution Closing Date as if made on the Phase 2(a) Contribution Closing Date and (B) certifies that the covenants and agreements of Parent to be performed or complied with pursuant to this Agreement, at or prior to the Phase 2(a) Closing, shall have been duly performed and complied with in all material respects; and

(4)a FIRPTA Certificate.

(ii)At the Phase 2(a) Contribution Closing, Purchaser will deliver, or cause to be delivered, the following:

(1)the Phase 2(a) Contribution Amount to the Company; and

(2)a counterpart to Omnibus Amendment #3, duly executed by the Partnership and the Purchaser, to Parent.

1.6	Section 3.02 is hereby amended by inserting the following as a new clause (d):

(d)Phase 2(b) Contribution Closing.

(i)At the Phase 2(b) Contribution Closing, Parent will deliver, or cause to be delivered, the following to Purchaser:

(1)the Bill of Sale for the Phase 2(b) Assets, duly executed and delivered pursuant to the Master Purchase Agreement;

(2)a counterpart to the Omnibus Agreement Amendment with respect to the Phase 2(b) Assets, duly executed by Holdings, the General Partner, First Solar and Parent (“Omnibus Amendment #4”);

(3)a certificate, dated as of the Phase 2(b) Contribution Closing Date (the “Phase 2(b) Closing Certificate”), which certificate shall be validly executed on behalf of Parent, which: (A) remakes the Parent Bringdown Representations solely with respect to the Phase 2(b) Assets as of the Phase 2(b) Contribution Closing Date as if made on the Phase 2(b) Contribution Closing Date and (B) certifies that the covenants and agreements of Parent to be performed or complied with pursuant to this Agreement, at or prior to the Phase 2(b) Closing, shall have been duly performed and complied with in all material respects; and

(4)a FIRPTA Certificate.

(ii)At the Phase 2(b) Contribution Closing, Purchaser will deliver, or cause to be delivered, the following:

(1)the Phase 2(b) Contribution Amount to the Company; and

(2)a counterpart to Omnibus Amendment #4, duly executed by the Partnership and the Purchaser, to Parent.

1.7	The second sentence of Section 4.11(b) is hereby deleted in its entirety and replaced with the following:

Following the Phase 1(b) Closing, the Phase 2(a) Closing and the Phase 2(b) Closing, the Project Company will own and have good and marketable title to, or, in the case of leased assets, a valid and marketable leasehold interest in, or, in the case of licensed assets, a valid license to, the Phase 1(b) Assets, the Phase 2(b) Assets or the Phase 2(b) Assets, as applicable, free and clear of any Liens, other than Permitted Liens.

1.8	Section 4.11(d) is hereby deleted in its entirety and replaced with the following:

(d)Except as set forth on Part I of Schedule 4.11(d) of the Parent Disclosure Schedule, there are no written force majeure claims or, to Parent’s Knowledge, no delays in completing the Project that are reasonably likely to result in the Commercial Operation Date for the solar generation systems (i) held by the Project Company at the Phase 1(a) Closing, (ii) within the Phase 1(b) Assets, (iii) within the Phase 2(a) Assets or (iv) within the Phase 2(b) Assets, failing to occur prior to the date set forth therefor on Part II of Schedule 4.11(d) of Parent Disclosure Schedule or in a Parent Material Adverse Effect.

1.9	Section 4.23(c) is hereby deleted in its entirety and replaced with the following:

(c)following the Phase 1(b) Closing, the Phase 2(a) Closing and the Phase 2(b) Closing, no Phase 1(b) Asset, Phase 2(a) Asset or Phase 2(b) Asset, as applicable, will be owned or controlled by Parent or any Affiliate thereof (other than any Acquired Company), other than indirectly by virtue of its ownership interest in any Acquired Company.

1.10	Section 6.01(a)(iv) is hereby deleted in its entirety and replaced with the following:

(iv)except as permitted by exclusions under other clauses of this Section 6.01(a) and other than in the ordinary course of business, not to enter into any Material Contract included in the Acquired Assets or terminate, amend or breach in any material respect any Material Contract included in the Acquired Assets to which it is a party or waive any material rights under any Material Contract included in the Acquired Assets to which it is a party, except for amendments to the power purchase agreements and site leases included in the Acquired Assets only to the extent necessary to adjust the number of Development Project Sites included in the Phase 1(b) Closing, the Phase 2(a) Closing and the Phase 2(b) Closing; provided, however, that such amendments do not change the financial terms of such power purchase or site lease agreements;

1.11	Section 6.03 is hereby deleted in its entirety and replaced with the following:

6.03 Post-Closing Delivery Obligations. After each of the Phase 1(b) Closing, the Phase 2(a) Closing and the Phase 2(b) Closing, Parent shall deliver, or cause to be delivered, to Purchaser, the Payment Request and the Tax Equity Funds Flow, in each case, with respect to the Subsequent Tranche Payment Date (as defined in the Master Purchase Agreement) for such Closing.

1.12	Section 6.06(a) is hereby deleted in its entirety and replaced with the following:

(a) Three (3) Business Days prior to each of the Phase 1(b) Contribution Closing Date, the Phase 2(a) Contribution Closing Date and the Phase 2(b) Contribution Closing Date, Parent shall deliver to Purchaser a true and complete schedule of changes (each, a “Schedule Update”) to any of the information contained in the Parent Disclosure Schedule with respect to the Phase 1(b) Assets, the Phase 2(a) Assets or the Phase 2(b) Assets, as applicable (including changes to any other representation or warranty in Article IV as to which no Schedule has been created as of the date hereof but as to which a Schedule would have been required hereunder to have been created on or before the Execution Date if such changes had existed on the Execution Date), which changes are required as a result of events or circumstances occurring subsequent to the Execution Date which would render any Parent Bringdown Representation inaccurate or incomplete at the applicable Closing Date.

1.13	Section 6.07 is hereby deleted in its entirety and replaced with the following:

6.07 Commercial Operation. Parent shall, and shall cause its Affiliates to, take all commercially reasonable actions necessary to ensure that the Phase 1(b) Assets, the Phase 2(a) Assets and the Phase 2(b) Assets achieve mechanical completion on or prior to the Termination Date.

1.14	Section 7.02 is hereby deleted in its entirety and replaced with the following:

7.02Conditions to Phase 2(a) Contribution Closing.

(a) The obligations of Purchaser to consummate the Phase 2(a) Contribution Closing is subject to the satisfaction or waiver, at or prior to the Phase 2(a) Contribution Closing, of the following conditions:

(i)Parent shall have delivered, or cause to be delivered, the Tranche Presentation Certificate with respect to the closing of Phase 2(a) to Purchaser;

(ii)Parent shall have delivered, or cause to be delivered, the CP and Funding Acknowledgement with respect to the closing of Phase 2(a) to Purchaser;

(iii)no Law shall be in effect and no Order shall have been entered or issued, in each case that restrains, enjoins or prohibits the Phase 2(a) Contribution Closing; and

(iv)between the Execution Date and the Phase 2(a) Contribution Closing Date, no Parent Material Adverse Effect shall have occurred with respect to the Phase 2(a) Assets.

(b) The obligations of Parent to consummate the Phase 2(a) Contribution Closing is subject to the satisfaction or waiver, at or prior to the Phase 2(a) Contribution Closing, of the following conditions:

(i)no Law shall be in effect and no Order shall have been entered or issued, in each case that restrains, enjoins or prohibits the Phase 2(a) Contribution Closing; and

(ii)between the Execution Date and the Phase 2(a) Contribution Closing Date, no Purchaser Material Adverse Effect shall have occurred.

1.15	Article VII is hereby amended by inserting the following as a new Section 7.03:

7.03Conditions to Phase 2(b) Contribution Closing.

(a) The obligations of Purchaser to consummate the Phase 2(b) Contribution Closing is subject to the satisfaction or waiver, at or prior to the Phase 2(b) Contribution Closing, of the following conditions:

(i)Parent shall have delivered, or cause to be delivered, the Tranche Presentation Certificate with respect to the closing of Phase 2(b) to Purchaser;

(ii)Parent shall have delivered, or cause to be delivered, the CP and Funding Acknowledgement with respect to the closing of Phase 2(b) to Purchaser;

(iii)no Law shall be in effect and no Order shall have been entered or issued, in each case that restrains, enjoins or prohibits the Phase 2(b) Contribution Closing; and

(iv)between the Execution Date and the Phase 2(b) Contribution Closing Date, no Parent Material Adverse Effect shall have occurred with respect to the Phase 2(b) Assets.

(b) The obligations of Parent to consummate the Phase 2(b) Contribution Closing is subject to the satisfaction or waiver, at or prior to the Phase 2(b) Contribution Closing, of the following conditions:

(i)no Law shall be in effect and no Order shall have been entered or issued, in each case that restrains, enjoins or prohibits the Phase 2(b) Contribution Closing; and

(ii)between the Execution Date and the Phase 2(b) Contribution Closing Date, no Purchaser Material Adverse Effect shall have occurred.

1.16	Section 9.01(c) is hereby deleted in its entirety and replaced with the following:

(c) by either Party, upon written notice to the other, if the Phase 1(b) Closing, the Phase 2(a) Closing and/or the Phase 2(b) Closing shall not have occurred on or before March 31, 2017 (the “Termination Date”); provided, however, that neither Party shall be entitled to terminate this Agreement pursuant to this Section 9.01 if such Party’s willful breach of this Agreement has prevented or materially delayed the consummation of any Closing.

1.17	Section 9.02 is hereby deleted in its entirety and replaced with the following:

9.02 Effect of Termination. If this Agreement is terminated in accordance with Section 9.01 prior to the Phase 1(b) Contribution Closing Date, the Phase 2(a) Contribution Closing Date or the Phase 2(b) Contribution Closing Date, as applicable, this Agreement shall become void and of no further force and effect solely with respect to any Closing that was to take place after the termination hereof; provided, however, that (a) the provisions of this Agreement shall remain in effect with respect to any Closing that took place before such termination, (b) the provisions of this Section 9.02 and Article XI (Miscellaneous) shall survive such termination with respect to any action required hereunder which was not complete prior to such termination and (c) nothing herein shall relieve any Party from any liability for fraud or with respect to any willful breach of the provisions of this Agreement prior to such termination.

1.18

In connection with the amendments contemplated in this Section 1, Purchaser agrees that Parent and its Subsidiaries shall be permitted to amend or amend and restate certain Material Contracts, including the engineering, procurement and construction agreement, operations and maintenance agreement, performance guarantee, power purchase agreements and site leases, as applicable, only to the extent necessary to contemplate the division of the “Phase 2 Contribution” (as defined in the Original Agreement) into two closings.

2.	MISCELLANEOUS
2.1

Amendment.  Except as expressly modified by this Amendment, all of the terms, conditions, agreements and understandings contained in the Agreement shall remain unchanged and in full force and effect, the same are hereby expressly ratified and confirmed by the Parties and any references to the Agreement herein or in the Agreement shall mean the Agreement as amended by this Amendment.

2.2

Severability.  Whenever possible each provision and term of this Amendment will be interpreted in a manner to be effective and valid.  If any term or provision of this Amendment or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby.  If any term or provision of this Amendment is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Amendment or the Agreement.  Upon determination that any other term or provision of this Amendment is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the law.

2.3	Governing Law. THIS AMENDMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS

CONTEMPLATED BY THIS AMENDMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

2.4	Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date first above written.

SUNPOWER CORPORATION

By:	/s/ Charles D. Boynton
	Name:	Charles D. Boynton
	Title:	Chief Financial Officer

8POINT3 OPERATING COMPANY, LLC

By:8point3 Energy Partners LP, its managing member

By:8point3 General Partner, LLC, its general partner

By:	/s/ Max Gardner
	Name:	Max Gardner
	Title:	Vice President of Operations

Signature Page to

Second Amendment to Purchase, Sale and Contribution Agreement